SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 25, 2007, U.S. Energy Systems, Inc. (“USEY” and, together with its subsidiaries, the “Company”) filed a Form 8-K indicating that, absent a refinancing, the raising of additional capital or other financial restructuring, the Company would be unable, as early as August 2007, to meet operating requirements and certain contractual obligations as they become due. In addition, it indicated that the Company has insufficient funds to make certain required capital contributions required under the UK financing arrangements between September and December of 2007. The following disclosure provides certain updates to that prior filing. Unless otherwise stated herein, the disclosure provided in that Form 8-K remains accurate as of the date hereof.

I.	Liquidity.

Based upon updated estimates of cash activity, the Company will require additional funding during September 2007 in order to continue to meet operating and contractual obligations as they become due. It is estimated that approximately $21 million will be required to provide USEY with sufficient liquidity to fund (i) approximately $8.2 million in capital contributions required to be made by USEY under the UK financing arrangements, (ii) $2.8 million in working capital required for USEY to continue operations through December 31, 2007 and (iii) $10 million of capital contributions to its UK subsidiaries to allow such subsidiaries to continue operations through December 31, 2007. The funding requirements described above do not take into account approximately $25 million of restricted cash reserves in place under the UK financing arrangements. The Company is engaged in discussions with its lenders with respect to restructuring existing indebtedness, including receiving access to the restricted cash reserves, and is exploring funding alternatives, including sales of assets, with lenders and others, as described more fully in Section III below. While a non-binding Letter of Intent for the sale of USEY’s subsidiary U.S. Energy Biogas Corp. has been executed, no definitive agreements concerning asset sales or other funding alternatives have been reached, and the discussion of funding alternatives is in a preliminary stage. There can be no assurance that the Company can obtain the required funding within the necessary timeframe or on terms which would be in the best interests of the Company’s stakeholders. The failure to obtain such funds is likely to result in USEY filing for protection in the U.S. under Chapter 11 of the Bankruptcy Code and its UK subsidiaries being forced to enter bankruptcy administration in the UK.

II.	Capital Program, Operations and Assets.

As discussed in the Company’s June 25, 2007 report on Form 8-K, the Company expected, based on forecasts provided by third party engineers, that the capital expenditure program for the UK assets on which the UK financing arrangements were based would significantly exceed the capital expenditure budget of $36,000,000 and could exceed that amount by more than 100%. The Company now believes that the capital requirements with respect to its original plan to expand the Company’s UK assets will exceed the original capital expenditure budget by significantly more than 100%. As a result of the inability to fund these capital requirements, the Company’s management is in the process of developing a revised plan for the Company’s UK assets in lieu of the originally contemplated plan which was the basis for the UK financing. Once the results of the reserve report and 3D seismic program described below have been completed and analyzed, which may not be until January 2008, the Company’s management will be in a position to formulate an appropriate strategy with respect to its UK assets and determine the future capital expenditure program needed to maximize the value of the gas reserves. There can be no assurance that (i) the Company will be able to make satisfactory arrangements with its lenders or others to provide the Company with sufficient debt restructuring and liquidity until such an assessment can be made, (ii) the reserve reports will support a commercially viable alternative business plan with respect to the Company’s UK assets, or (iii) the Company’s existing lenders or others will provide the additional funding or capital that any such plan developed by the Company’s management may require.

Through December 31, 2007, the Company’s capital expenditure program will need to include sufficient amounts to fund (1) repairs at one of the UK subsidiaries’ gas wells and (2) the 3D seismic program described below.

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Generating plant production – Due to a shortfall in the production of gas resulting from the shutting in of one of UKES’ producing wells, the power plant is producing at approximately 20% below its generating capacity resulting in a reduction in revenues of approximately $10,000 per day. The gas shortfall is the result of the inability of the well to return to production after it was shut down for collection system repairs. In order to bring the well back into production, a workover of the well is needed which would cost approximately $1,000,000, for which funds are not currently available. There can be no assurance that the initial workover will be successful and more expensive procedures may be required to bring the well back to production. If funding for the workover can be obtained, management estimates that it will take from 6 to 8 weeks from commencement to perform the work.

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Reserves – It is anticipated that the Company will receive an updated gas reserve report from its independent engineer within the next three weeks. The Company previously announced in its August 7, 2006 report on Form 8-K that the UK assets contained approximately 62.4 bcf (P2) of proven and probable reserves (the “Proven and Probable Reserves”). At present, the Company has received no indication whether the updated gas reserve report will result in any adjustment (whether upward or downward) of the Proven and Probable Reserves. In addition to the updated reserve report, the Company has been engaged in a 3D seismic program, the field work for which is scheduled to be completed during the last two weeks of September. Once the field work is processed and analyzed, the program will provide the Company’s management with additional guidance pertaining to the optimal location of the additional wells that will be needed to monetize the gas identified in the reserve reports.

III.	Actions Being Taken.

In order to obtain capital and to provide for future operations, the Company is pursuing the following options:

- The Sale of U.S. Energy Biogas Corp. – As indicated in the Company’s Form 8-K issued on August 6, 2007, the Company executed a Letter of Intent submitted by Silver Point Finance, LLC (“Silver Point”) to acquire, in an all-cash acquisition, 100% of the common stock of U.S. Energy Biogas Corp. for a purchase price payable to the Company equal to $9.0 million (the “Equity Acquisition”). In connection with the Equity Acquisition, Silver Point is also willing to consider an increase in the amount available under the Credit and Guaranty Agreement previously entered into between the Company and Silver Point of up to $8.0 million (“Debt Financing”) of which $2.0 million would funded upon the completion of the Debt Financing and $6.0 million would be available at the discretion of Silver Point. Negotiations are proceeding.

- Bank Negotiations – The Company and its expert consultants are currently in discussions with the Company’s lenders in an attempt to restructure and/or expand on current financing arrangements or enter into new arrangements. The restrictions, consent rights and liens on the Company’s assets under the Company’s existing debt instruments, together with the Company’s highly leveraged capital structure, significantly limit the Company’s ability to restructure the existing debt financing arrangements and raise new capital. One of the Company’s senior lenders has indicated a willingness to discuss the extension of additional credit to the Company but there can be no assurance that such additional financing will be made available or be on terms acceptable to the Company. The Company continues to be in non-monetary default under the UK financing arrangements and is required to pay interest at the default rate under the UK financing arrangements. This results in an additional monthly interest payment equal to approximately $220,000 of which approximately $92,000 are rolled up into principal under the terms of the UK financing arrangements.

- Business Planning – Upon receipt of the reserve report and completion of the seismic studies referred to above, management will be in a position to determine the value of the UK assets and whether these assets can be developed and operated in a profitable manner. This determination will be critical to the Company’s prospects.

- Other – The Company has entered into discussions with various entities seeking to invest in either the UK assets or in the Company itself. The Company has recently received a letter from an entity indicating its interest in investing in the Company. As the letter was just recently received, the Company is in the early stages of the analysis of the offer. However, the offer as written would prohibit the sale of U.S. Energy Biogas Corp. and would involve substantial dilution of existing shareholders.

The Company can provide no assurance that it will be able to obtain the required financing, restructure existing indebtedness and profitably operate its assets under these or any other scenarios. Failure to do so is likely to result in USEY filing for protection in the U.S. under Chapter 11 of the Bankruptcy Code as well as its UK subsidiaries being forced to enter bankruptcy administration in the UK.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Richard Augustine
Richard Augustine
Vice President

Dated: August 31, 2007